EXHIBIT 21

     Information relating to certain of the subsidiaries of Banknorth Group, Inc. as of December 31, 2004 is set forth below. All of the indicated subsidiaries are directly or indirectly wholly-owned by Banknorth Group, Inc., except as indicated below.

Direct Subsidiaries:

Name	Jurisdiction of Incorporation

Banknorth, NA	United States
Peoples Heritage Capital Trust I	Delaware
Banknorth Capital Trust I	Delaware
Banknorth Capital Trust II	Delaware
Ipswich Statutory Trust I	Connecticut
Cape Cod Capital Trust 1	Vermont
Northgroup Captive Insurance, Inc.	Connecticut
Northgroup Realty, Inc.	Vermont

Indirect Subsidiaries:

Name	Jurisdiction of Incorporation

Bancnorth Investment Planning Group, Inc. (1)(2)	Maine
Banknorth Leasing Corp. (1)	Maine
Banknorth Insurance Group (1)(3)	Maine
Northgroup Asset Management Company (1)(4)	Maine

(1)	Subsidiary of Banknorth, NA.

(2)	Holds as a subsidiary Bancnorth Investment and Insurance Agency, Inc., a Massachusetts corporation.

(3)	Holds as subsidiaries Morse, Payson & Noyes Insurance, a Maine corporation, and Banknorth Insurance Agency, Inc./MA, a Massachusetts corporation.

(4)	Owns 100% of the common securities of Northgroup Preferred Capital Corp., a Maine corporation which has qualified as a real estate investment trust under the Internal Revenue Code. Banknorth, NA owns 87% of the preferred securities of Northgroup Preferred Capital Corp.